Exhibit 99.1

Mid Penn Bancorp, Inc.

NEWS RELEASE

Contact:    Brittany M. Zolko

     (717) 692-7187

     brittany.zolko@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bancorp, Inc. Appoints New Chief Financial Officer

MILLERSBURG, Pa. (March 24, 2016) – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), headquartered in Millersburg, Pennsylvania, today announced Michael D. Peduzzi, CPA, is joining the organization as Executive Vice President and Chief Financial Officer (CFO).

Peduzzi joins Mid Penn from Codorus Valley Bancorp, Inc. and PeoplesBank of York, Pennsylvania, where he served as Senior Vice President and Chief Financial Officer. Peduzzi brings with him an extensive background in corporate finance, strategic planning, mergers and acquisitions, and investment management along with a deep appreciation for community banking and its unique position within the Central Pennsylvania market.

“I am thrilled to welcome Mike to Mid Penn as our top finance and accounting executive as we continue to grow in size and have greater regulatory and reporting requirements,” said Mid Penn President and CEO Rory G. Ritrievi. “I have every confidence in Mike’s ability to lead our finance function in an industry that continues to face new challenges and complexities. The board of directors feels this is a great step in our ongoing efforts to be THE best community bank in Central Pennsylvania.”

“I am honored to join the Mid Penn team,” said Peduzzi. “Mid Penn is committed to continued growth while maintaining its community banking roots. It’s a pleasure to be a part of an organization with that type of reputation and commitment.”

Peduzzi has nearly 30 years of experience in finance with leadership roles at both community banks and public accounting firms. He is a licensed CPA, a member of the American Institute of Certified Public Accountants (AICPA) and a member of the Pennsylvania Institute of Certified Public Accountants (PICPA). Peduzzi holds a bachelor’s degree in accounting from the Pennsylvania State University.

About Mid Penn

Mid Penn Bancorp, Inc. is a Central Pennsylvania bank holding company with total assets of approximately $931 million as of Dec. 31, 2015. Headquartered in Millersburg, Pa., Mid Penn is the parent company of Mid Penn Bank, offering 20 retail locations in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland and Schuylkill Counties. The bank offers a diverse portfolio of products and services to meet the personal and business banking needs of the community. To learn more about Mid Penn, visit www.midpennbank.com.